Exhibit 99.1

GAP INC. REPORTS JUNE SALES

SAN FRANCISCO - July 8, 2010 - Gap Inc. (NYSE: GPS) today reported that June 2010 net sales were up 2 percent from last year. Net sales for the five-week period ended July 3, 2010 were $1.31 billion compared with net sales of $1.29 billion for the five-week period ended July 4, 2009. The company's comparable store sales for June 2010 were flat compared with a 10 percent decrease in June 2009.

Comparable store sales for June 2010 were as follows:

  Gap North America: negative 3 percent versus negative 10 percent last year
  Banana Republic North America: positive 6 percent versus negative 20 percent last year
  Old Navy North America: flat versus negative 7 percent last year
  International: flat versus negative 5 percent last year

"June was a difficult month with lighter traffic than we anticipated," said Sabrina Simmons, chief financial officer of Gap Inc. "Looking ahead, we remain committed to our goal of driving top line sales balanced with ongoing operational discipline."

Year-to-date net sales were $5.70 billion for the 22 weeks ended July 3, 2010, an increase of 5 percent compared with net sales of $5.45 billion for the 22 weeks ended July 4, 2009. The company's year-to-date comparable store sales increased 3 percent compared with an 8 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

July Sales

The company will report July sales on August 5, 2010.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com